Exhibit 99.1

PRESS RELEASE

CONTACT:	Jason Reilley Vice President Investor Relations AvalonBay Communities, Inc. 703-317-4681

FOR IMMEDIATE RELEASE

AVALONBAY COMMUNITIES ANNOUNCES
New Executive Vice President and Succession Plan for two Finance Leaders

ARLINGTON, VA (January 29, 2024) – AvalonBay Communities, Inc. (the “Company”) (NYSE: AVB) announced today the naming of Alaine Walsh as Executive Vice President – Human Capital and Administration and the retirement and associated succession plans for two long-tenured finance officers.

The Company announced that Alaine Walsh, currently the Company’s Senior Vice President – Operations and Investment Services, has been promoted to Executive Vice President – Human Capital and Administration. Ms. Walsh joined AvalonBay in 1998 in the finance group and has served in a variety of financial, administrative, and operational leadership positions. Ms. Walsh will continue to report directly to Benjamin Schall, President and CEO, and will also join the Company’s Management Operating Committee.

Retiring from the Company as of January 1, 2025 will be Joanne Lockridge, Executive Vice President – Capital Markets, and Keri Shea, Senior Vice President – Finance and Treasurer and the Company’s principal accounting officer (PAO). Ms. Lockridge has been with the Company and its predecessors since 1989, serving in a variety of finance roles and since 2021 in her current executive role. Ms. Shea has been with the Company since 2002, serving as PAO since 2009.

As part of the planned transition and in advance of Ms. Lockridge’s retirement next year, Michael Simel, Vice President – Capital Markets, has been promoted to Senior Vice President – Capital Markets. Upon Ms. Lockridge’s retirement, Mr. Simel will report directly to Kevin O’Shea, EVP and Chief Financial Officer. Mr. Simel joined the Company in 2010.

Upon Ms. Shea’s retirement next year, Sean Willson, Senior Vice President – Corporate Controller, will become the designated principal accounting officer and will also report directly to Mr. O’Shea. Mr. Willson joined the Company in 2006 as Corporate Controller and was promoted to Vice President in 2013 and to Senior Vice President in 2023.

“Joanne and Keri have played important roles in the Company’s growth and in establishing our reputation as a leading owner, operator and developer of apartment communities. We will certainly miss them when they retire at the start of 2025,” said Benjamin Schall, AvalonBay’s Chief Executive Officer. “We are excited for Alaine to join our Executive team as she expands her responsibilities to wider human capital and administrative leadership. And as part of our consistent focus on succession planning, we are well prepared to have Mike and Sean step into their leadership roles in capital markets and corporate accounting, respectively.”

Copyright © 2024 AvalonBay Communities, Inc. All Rights Reserved

About AvalonBay Communities, Inc.

As of September 30, 2023, the Company owned or held a direct or indirect ownership interest in 296 apartment communities containing 89,240 apartment homes in 12 states and the District of Columbia, of which 17 communities were under development and one community was under redevelopment. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and Northern and Southern California, as well as in the Company's expansion regions of Raleigh-Durham and Charlotte, North Carolina, Southeast Florida, Dallas and Austin, Texas, and Denver, Colorado. More information may be found on the Company’s website at https://www.avalonbay.com.

Copyright © 2024 AvalonBay Communities, Inc. All Rights Reserved